Skullcandy Q4 2014 Revenue Grew 34% to $96.8 Million and Earnings Doubled to 26 cents
Twelve Months Ended 2014 Revenue Grew 18% and Earnings Increase to 27 cents

PARK CITY, UTAH – March 5, 2015 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the fourth quarter and year ended December 31, 2014.
Fourth quarter 2014 results versus same quarter in prior year

•	Net sales: $96.8 million vs. $72.2 million (+34%)

•	Gross margin: 43.3% vs. 43.5%

•	Selling, general and administrative expense as a percentage of net sales: 32.1% vs. 35.9%

•	Operating income: $10.8 million vs. $5.5 million (+97% )

•	Net income per diluted share: $0.26 vs $0.13 (+100% )
Twelve months ended 2014 results versus twelve months ended 2013

•	Net sales: $247.8 million vs. $210.1 million (+18%)

•	Gross margin: 44.6% vs. 44.3%

•	Selling, general and administrative expense as a percentage of net sales: 39.9% vs. 46.7%

•	Operating income (loss): $11.8 million vs. $(5.0) million

•	Net income (loss) per diluted share: $0.27 vs $(0.11)

“We delivered strong fourth quarter results highlighted by 34% revenue growth, doubling earnings per share from a year ago and capturing the #1 position in for total headphone units sold at domestic retail for full year 2014. Our recent performance demonstrates that our strategy of exciting our consumer through innovation and leveraging our brand and capabilities into adjacent audio categories is working,” said Hoby Darling, President and Chief Executive Officer. “2014 marked an important inflection point in the evolution of our company. The business is becoming more diversified, our teams are aligned and hungry for success, and we have a clearly defined roadmap for the future that is working. The foundations have been set for 2015 and we are on full attack.”
Net sales in the fourth quarter of 2014 increased 34% to $96.8 million from $72.2 million in the same quarter of the prior year. Domestic (U.S.) net sales increased 37% to $70.6 million from $51.6 million in the same quarter of the prior year. International net sales increased 27% to $26.3 million from $20.6 million in the same quarter of the prior year.
Net sales in the twelve months ended 2014 increased 18% to $247.8 million from $210.1 million in the prior year. Domestic (U.S.) net sales increased 19% to $174.7 million from $147.2 million in the prior year. International net sales increased 16% to $73.1 million from $62.9 million in the prior year.
Gross profit in the fourth quarter of 2014 increased 33% to $41.9 million from $31.4 million in the same quarter of the prior year. Gross margin was 43.3% in the fourth quarter of 2014 compared to 43.5% in the same quarter of the prior year. The 20 basis point decrease in gross margin was due to a shift in product mix towards high growth products with lower margins, including gaming and wireless speakers, together with higher air freight related charges in connection with west coast port slowdowns.
Gross profit in the twelve months ended 2014 increased 19% to $110.6 million from $93.1 million in the prior year. Gross margin was 44.6% in the twelve months ended 2014 compared to 44.3% in the prior year. The 30 basis point increase in gross margin for the year was due to operational improvements in our retailer returns processes, lower warranty and logistics costs, and increased licensing revenue.
Selling, general and administrative (SG&A) expenses as a percentage of net sales in the fourth quarter of 2014 decreased 380 basis points to 32.1% from 35.9% in the same quarter of the prior year. The decrease in SG&A expenses as a percentage of net sales was primarily due to the operating leverage created by sales growth, combined with decreases in certain operating expenses.
SG&A expenses as a percentage of net sales in the twelve months ended 2014 decreased 680 basis points to 39.9% from 46.7% in the prior year. The decrease in SG&A expense as a percentage of net sales was primarily due to the operating leverage created by sales growth, and decreases in bad debt expense, certain operating expenses and asset disposals.
Operating income in the fourth quarter of 2014 increased by $5.3 million, or 97%, to $10.8 million from $5.5 million in the same quarter of the prior year.
Operating income (loss) in the twelve months ended 2014 increased by $16.8 million to $11.8 million of income from a loss of $5.0 million in the prior year.
Other expense in the fourth quarter of 2014 increased by $0.7 million to $0.8 million as a result of currency effects in Europe, Canada, Japan and Mexico.
Other expense in the twelve months ended 2014 increased by $1.0 million to $1.6 million as a result of currency effects in Europe, Canada, Japan and Mexico.
Net income in the fourth quarter of 2014 was $7.4 million, or $0.26 per diluted share, based on 28.8 million diluted weighted average common shares outstanding. Net income in the same quarter of the prior year was $3.6 million, or $0.13 per diluted share, based on 28.1 million diluted weighted average common shares outstanding.
Net income in the twelve months ended of 2014 was $7.6 million, or $0.27 per diluted share, based on 28.6 million diluted weighted average common shares outstanding. Net loss in the prior year was $3.0 million, or $0.11 per diluted share, based on 27.7 million diluted weighted average common shares outstanding.
Balance Sheet Highlights
As of December 31, 2014, cash, cash equivalents, and short-term investments totaled $36.6 million compared to $38.8 million as of December 31, 2013. This decrease is due to the later timing of sales in the fourth quarter versus one year ago with a corresponding increase in accounts receivable and ending inventory. The Company continued to have no outstanding debt. Accounts receivable increased 29% to $74.4 million as of December 31, 2014 from $57.5 million as of December 31, 2013, which is consistent with the growth and timing of sales in the fourth quarter. Inventory increased 36% to $55.0 million as of December 31, 2014 from $40.3 million as of December 31, 2013, which is consistent with current revenue growth rates and logistics contingency planning for potential shipping disruptions.
Call Information
A conference call to discuss the fourth quarter of 2014 results is scheduled for today, March 5, 2015, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through March 12, 2015. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and enter the conference ID number 13601842.
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL brands. Skullcandy was launched in 2003 and quickly became one of the world's most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company's products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide, including the company's website at www.skullcandy.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2013 10-K filed with the Securities and Exchange Commission ("SEC") on March 14, 2014 and in any subsequent reports the Company files with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$96,815	$72,249	$247,812	$210,092
Cost of goods sold	54,899	40,817	137,178	116,958
Gross profit	41,916	31,432	110,634	93,134
Selling, general and administrative expenses	31,098	25,951	98,847	98,129
Income (loss) from operations	10,818	5,481	11,787	(4,995)
Other expense	790	74	1,560	516
Interest (income) expense	(11)	42	131	382
Income (loss) before income taxes and noncontrolling interests	10,039	5,365	10,096	(5,893)
Income tax expense (benefit)	2,808	1,686	2,523	(2,882)
Net income (loss)	7,231	3,679	7,573	(3,011)
Net income (loss) attributable to noncontrolling interests	(150)	110	(26)	25
Net income (loss) attributable to Skullcandy, Inc.	$7,381	$3,569	$7,599	$(3,036)
Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$0.26	$0.13	$0.27	$(0.11)
Diluted	0.26	0.13	0.27	(0.11)
Weighted average common shares outstanding
Basic	28,201,479	27,777,909	28,058,603	27,740,945
Diluted	28,774,238	28,079,543	28,570,472	27,740,945

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share information)
(unaudited)

	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$21,623	$38,835
Short-term investments	15,010	—
Total cash, cash equivalents and short-term investments	36,633	38,835
Accounts receivable, net	74,358	57,549
Inventories, net	54,981	40,284
Prepaid expenses and other current assets	4,050	4,663
Current deferred taxes	3,052	4,097
Total current assets	173,074	145,428
Property and equipment, net	12,911	10,021
Intangibles	8,814	10,979
Goodwill	13,867	13,867
Deferred financing fees	41	224
Non-current deferred taxes	3,459	2,395
Total assets	$212,166	$182,914
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$27,309	$16,565
Accrued liabilities	29,161	22,838
Current deferred taxes	184	55
Total current liabilities	56,654	39,458
Non-current deferred taxes	1,418	1,742
Non-current liabilities	557	—
Total liabilities	58,629	41,200
Stockholders’ equity:
Preferred stock, par value $0.0001 per share:
Authorized shares - 10,000
Issued and outstanding shares	—	—
Common stock, par value $0.0001 per share:
Authorized shares - 200,000
Issued shares - 33,065 and 32,605
Outstanding shares - 28,239 and 27,778	3	3
Treasury stock:
Shares at cost - 4,826 and 4,826	(43,294)	(43,294)
Additional paid-in capital	136,132	131,428
Accumulated other comprehensive loss	(625)	(171)
Retained earnings	60,781	53,182
Total stockholders’ equity	152,997	141,148
Noncontrolling interests	540	566
Total stockholders’ equity attributable to Skullcandy	153,537	141,714
Total liabilities and stockholders’ equity	$212,166	$182,914

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Year Ended December 31,
	2014	2013	2012
Operating activities
Net income (loss)	$7,573	$(3,011)	$25,816
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of intangible assets	9,623	9,428	6,220
Amortization of stock-based compensation expense	3,398	3,632	6,563
Loss on disposal of property and equipment and intangible assets	670	2,187	7
Provision for doubtful accounts	619	1,312	3,617
Deferred income taxes	(1,866)	(4,927)	(355)
Noncash interest expense	188	177	241
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(18,113)	17,305	(29,287)
Inventories	(15,183)	1,140	2,433
Prepaid expenses and other	(112)	1,504	2,679
Accounts payable	11,679	(6,339)	(343)
Current and non-current accrued liabilities	8,671	1,048	(4,049)
Net cash provided by operating activities	7,147	23,456	13,542
Investing activities
Purchase of property and equipment	(11,064)	(4,111)	(10,475)
Purchase of intangible assets	—	(20)	(244)
Purchase of short-term investments	(15,010)	—	—
Net cash used in investing activities	(26,074)	(4,131)	(10,719)
Financing activities
Net repayments on bank line of credit	—	—	(9,884)
Debt issuance costs	—	(241)	—
Proceeds from exercise of stock options	2,128	174	2,366
Income tax (detriment) benefit related to exercise of stock options	(468)	(92)	705
Net cash provided by (used in) financing activities	1,660	(159)	(6,813)
Effect of exchange rate changes on cash and cash equivalents	55	324	33
Net increase (decrease) in cash and cash equivalents	(17,212)	19,490	(3,957)
Cash and cash equivalents, beginning of year	38,835	19,345	23,302
Cash and cash equivalents, end of year	$21,623	$38,835	$19,345
Supplemental cash flow information:
Cash paid for interest	$—	$1	$184
Cash paid for income tax	1,430	7,042	15,112

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The Domestic segment also includes the majority of general corporate overhead and related costs which are not allocated to the International segment. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico (through the Company’s joint venture), and all other geographic areas outside the United States that are served by the Company’s International operations.

	Three Months Ended December 31,
	2014	2013	$ Change	% Change
Net sales
Domestic	$70,560	$51,602	$18,958	37%
International	26,255	20,647	5,608	27%
Total net sales	$96,815	$72,249	$24,566	34%

	Three Months Ended December 31,
	2014	2013	$ Change	% Change
Gross profit
Domestic	$31,375	$22,530	$8,845	39%
International	10,541	8,902	1,639	18%
Total gross profit	$41,916	$31,432	$10,484	33%

	Three Months Ended December 31,
	2014	2013	Basis Point Change
Gross margin %
Domestic %	44.5%	43.7%	80
International %	40.1%	43.1%	(300)
Total gross margin %	43.3%	43.5%	(20)

	Twelve Months Ended December 31,
	2014	2013	$ Change	% Change
Net sales
Domestic	$174,663	$147,156	$27,507	19%
International	73,149	62,936	10,213	16%
Total net sales	$247,812	$210,092	$37,720	18%

	Twelve Months Ended December 31,
	2014	2013	$ Change	% Change
Gross profit
Domestic	$78,495	$65,078	$13,417	21%
International	32,139	28,056	4,083	15%
Total gross profit	$110,634	$93,134	$17,500	19%

	Twelve Months Ended December 31,
	2014	2013	Basis Point Change
Gross margin %
Domestic %	44.9%	44.2%	70
International %	43.9%	44.6%	(70)
Total gross margin %	44.6%	44.3%	30